Exhibit 99.1

Company Investor/ Media Contact:
DJO Incorporated
Mark Francois
Director of Investor Relations
(760) 734-4766
mark.francois@djortho.com

FOR IMMEDIATE RELEASE

DJO INCORPORATED CLOSES MERGER TRANSACTION WITH REABLE THERAPEUTICS

SAN DIEGO, CA, November 20, 2007 - DJO Incorporated, (NYSE: DJO), a global provider of products and services that promote musculoskeletal and vascular health, announced the completion of its Agreement and Plan of Merger, dated as of July 15, 2007, with ReAble Therapeutics, Inc., effective today, November 20, 2007. Pursuant to the terms of the merger agreement, holders of DJO’s common stock will receive $50.25 in cash for each share of DJO common stock that they owned immediately prior to the effective time of the merger. As a result of the merger, DJO’s common stock will cease to trade on the New York Stock Exchange at the close of the market today and will be delisted. The transaction is valued at approximately $1.5 billion.

Financing for the merger was provided by the combination of an equity contribution from Blackstone Capital Partners V L.P., an affiliate of The Blackstone Group, and debt financing arranged by Credit Suisse and Bank of America.

Following the closing, ReAble Therapeutics, Inc. will be renamed DJO Incorporated and will relocate its headquarters to Vista, California.

“On behalf of both DJO and ReAble, I am extremely pleased that we have completed this transaction, which establishes our company as one of the largest global providers of solutions for musculoskeletal and vascular health,” said Les Cross, Chief Executive Office of the new DJO Incorporated. “Both organizations have enjoyed a proud history, with talented employees driving each company to a respected leadership position in their markets.

“We continue to be very excited about the business prospects for the New DJO. This combination provides us with great opportunities to strengthen our value proposition for our customers in two important ways.

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First, the crossover of our distribution channels should provide our sales teams with significant cross-selling opportunities in global markets for the two companies’ product lines, providing our customers with one-stop access to some of the best brands in the business.

“Second, the merger accelerates the pace of innovation within the new DJO. From the collaboration of our product development teams we can bring unique new products to market that better serve the needs of our customers and their patients.”

About DJO Incorporated

DJO Incorporated is a global provider of solutions for musculoskeletal and vascular health, specializing in rehabilitation and regeneration products for the non-operative orthopedic, spine and vascular markets. Marketed under the Aircast®, DonJoy® and ProCare® brands, the Company’s broad range of over 750 rehabilitation products, including rigid knee braces, soft goods and cold therapy products, are used in the prevention of injury, in the treatment of chronic conditions and for recovery after surgery or injury. The Company’s regeneration products consist of bone growth stimulation devices that are used to treat nonunion fractures and as an adjunct therapy after spinal fusion surgery. The Company’s vascular systems products help prevent deep vein thrombosis and pulmonary embolism that can occur after orthopedic and other surgeries. Together, these products provide solutions throughout the patient’s continuum of care. The Company sells its products in the United States and in more than 75 other countries through networks of agents, distributors and its own direct sales force. Customers include orthopedic, podiatric and spine surgeons, orthotic and prosthetic centers, third-party distributors, hospitals, surgery centers, physical therapists, athletic trainers, other healthcare professionals and individual and team athletes. For additional information on the Company, please visit www.djortho.com.

About ReAble Therapeutics, Inc.

ReAble Therapeutics, Inc. is a diversified orthopedic device company that develops, manufactures and distributes a comprehensive range of high quality orthopedic devices used by orthopedic surgeons, physicians, therapists, athletic trainers and other healthcare professionals to treat patients with musculoskeletal conditions resulting from degenerative diseases, deformities, traumatic events and sports-related injuries. Through its Orthopedic Rehabilitation Division, ReAble is a leading distributor of electrical stimulation and other orthopedic products used for pain management, orthopedic rehabilitation, physical therapy, fitness and sport performance enhancement. ReAble’s Surgical Implant Division offers a comprehensive suite of reconstructive joint products. For more information, visit www.reableinc.com.

Safe Harbor Statement

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such statements include statements about cross-selling opportunities in global markets for the two companies’ product lines and the acceleration of the pace of innovation within DJO. The words “believe,” “should,” “expect,” “intend,” “estimate” and “anticipate,” variations of such words and similar expressions identify forward-looking statements, but their absence does not mean that a statement is not a forward-looking statement. These forward-looking statements are based on DJO’s current expectations and are subject to a number of risks, uncertainties and assumptions. The Company undertakes no obligation to update any forward-looking statements, whether as a result of new information, future events or otherwise.  The important factors that could cause actual results to differ significantly from those expressed or implied by such forward-looking statements include, but are not limited to, risks that the proposed transaction disrupts current plans and operations and the potential difficulties in employee retention as a result of the merger; risks related to the successful integration of the Company’s business strategies relative to the ReAble business and the Company’s ongoing Domestic Rehabilitation, Regeneration and International businesses; the realization of expected revenue synergies from the ReAble’s product lines; the Company’s ability to successfully develop, license or acquire, and timely introduce and market new products or product enhancements; the Company’s dependence on orthopedic professionals, agents and distributors for marketing its products; the Company’s dependence on third-party agents to manage insurance billing and collections; risks relating to the Company’s international operations; resources needed and risks involved in complying with government regulations and in developing and protecting intellectual property; and the effects of healthcare reform, Medicare competitive bidding, managed care and buying groups on the prices of the Company’s products. Other risk factors are detailed in the Quarterly Reports on Form 10-Q for the three months ended September 29, 2007, for both DJO Incorporated and ReAble Therapeutics filed on October 29, 2007 and October 30, 2007, respectively, with the Securities and Exchange Commission. Additional risk factors for ReAble Therapeutics may be found in the company’s Form S-4/A, filed on May 1, 2007 with the Securities and Exchange Commission. Many of the factors that will determine the outcome of the subject matter of this press release are beyond DJO’s ability to control or predict.

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